Exhibit 10.15

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT (this “Contract”) is entered into by and between the following parties on as of July 22, 2019:

A.	Shanghai ShouTi Biotechnology Co., Ltd., a wholly foreign-owned enterprise duly organized and validly existing under the laws of the People’s Republic of China (the “PRC”), with its registered address at Room 5-148, No. 1 South building of JinChuang Mansion, No. 4560 Jinke Road, China (Shanghai) Pilot Free Trade Zone (the “Company”); and

B.	Xichen Lin, a US citizen with the passport number [***]. residing at [***] (the “Employee”).

The Company and the Employee are herein referred to collectively as the “Parties” and each individually as a “Party”.

1.	CONTRACT TERM

1.1.	This Contract shall be a fixed-term employment contract. The term of this Contract shall commence on July 22, 2019 (the “Commencement Date”) and end on July 22, 2022 (the “Term”), unless this Contract is terminated earlier in accordance with its terms.

1.2.	The Company does not recognize any of the Employee’s years of service (if any) with the Employee’s previous employer(s). The Parties hereby agree that the Company is not in any way responsible or liable for any claims or rights that the Employee may have against the Employee’s previous employer(s) (if any), and the Employee may not raise any claims or demands against the Company that arose from or are related to the relationship with the Employee’s previous employer(s).

1.3.	The Contract term includes a probationary period of three (3) months running from the Commencement Date. During the probationary period, the Employee must satisfy the following necessary conditions of employment: (i) satisfactorily performing the job duties specified in Annex A to this Contract and satisfying the work requirements and conditions of employment specified in Annex A, in addition to any requirements or conditions provided in any offer letter and/or recruitment advertisements; (ii) fulfilling all the representations, warranties, and undertakings listed in Article 4 hereof; (iii) satisfactorily passing any background check; (iv) providing valid original or notarized copies or the Employee’s educational diplomas if so requested by the Company; and (v) complying fully with all Company rules, regulations and policies, any non-compliance will be deemed as a failure to meet the conditions of employment irrespective of the gravity of the breach.

2.	POSITION, DUTIES, AND LOCATION OF WORK

2.1.	The Employee will hold the position of President and General Manager. The Employee will engage in work as set forth in the job description attached hereto as Annex A. The Employee agrees that the Company may reasonably transfer the Employee to a different job position on a temporary or permanent basis pursuant to its business or operational requirements and in line with the Employee’s professional, technical or physical abilities and work performance.

2.2.	The Employee will perform all duties hereunder in good faith and to the best of the Employee’s ability. The Employee agrees to devote all working time, attention and energies to the business of the Company and to be available at all reasonable times to perform such work as the Company may require. The Employee may not in any way act against the interests of the Company. The Employee shall always conduct himself in the best interest of the Company.

2.3.	The Employee will primarily be based in Shanghai, but will engage in travel as part of the Employee’s work.

2.4.	The Employee hereby agrees that the Company may arrange for the Employee to work from home or at the Company’s office site, depending on factors such as the Company’s business needs and the characteristics of the Employee’s job position and function. If the Employee is arranged to mainly work at home, the Company may request the Employee to go to the office to attend meetings, report to the Employee’s supervisor or handle other assignments or business at any time and the Company reserves the right to change the Employee’s main work site.

2.5.	The Company may, within reason, reassign the Employee to another branch office or liaison office of the Company, or temporarily second the Employee to other locations, in accordance with business needs and to the extent permissible by law. The Employee may also be required and hereby agrees to travel to such places (whether within or outside the PRC) and in such manner and on such occasions as the Company may from time to time designate, or attend such training (either in the PRC or elsewhere) as the Company may determine.

3.	REMUNERATION AND SOCIAL INSURANCE

3.1.	The Employee’s annual base pay is RMB 1,400,000 before the deduction of payable tax and the Employee’s portion of social insurance, housing fund and other required contributions, if any. The Company may adjust the Employee’s annual base pay as it implements new wage systems or adjusts wage levels. The Employee will be paid twelve (12) monthly pays for each calendar year.

3.2.	The Company shall have full discretion to decide any bonus (in addition to the Employee’s base pay) paid to the Employee. Such bonus is based upon the Employee’s performance of meeting objectives that are mutually agreed upon by the Employee and the Company. In addition, such bonus is subject to the terms and conditions of the Company’s bonus plan currently in force. Specifics of the plan will be introduced to the Employee during the orientation. The Company shall have sole discretion to decide whether a bonus shall be paid to the Employee, such bonus shall not be regarded as a contractual entitlement under any circumstances and shall not constitute any promise of paying other annual bonus.

3.3.	The Company will withhold individual income tax and the Employee’s portion of social insurance, housing fund and any other required contributions from the Employee’s remuneration as required by PRC laws and regulations. The Company will, in accordance with applicable laws and regulations, pay the social insurance and housing fund contributions that it is required to bear.

3.4.	The Company may utilize a third party agency to handle payroll matters.

3.5.	The Company will reimburse reasonable business expenses incurred by the Employee in relation to work performed. Such expenses must be directly and solely in relation to work performed for and on behalf of the Company, and should be necessary in order to complete the Employee’s job duties. Such reimbursements are subject to the Employee providing relevant receipts or invoices documenting the expenses incurred, with brief explanation of the reason for such expenses.

4.	REPRESENTATIONS, WARRANTIES, AND UNDERTAKINGS

4.1.	The Employee hereby represents, warrants, and undertakes the following:

(a)	that the Employee acknowledges in writing having received Company policies provided by the Company such as the Employee Handbook and will execute and agree to abide by any additional agreements provided by the Company;

(b)	that as of the Commencement Date and through the term of this Contract, the Employee is not employed by any other entity, that the Employee’s employment by the Company under the Contract does not violate any contractual or statutory obligations of the Employee (including but not limited to non-compete restrictions or any other type of restrictive covenant), and that the Employee has full capacity to enter into the Contract;

(c)	that the Employee possesses and/or will fully cooperate with the Company in obtaining the governmental permits/registrations necessary to be employed by and have social insurance and housing fund contributions made by the Company at the location specified in Article 2.3 or any location to which the Employee may be assigned in accordance with Article 2.5;

(d)	that the Employee possesses the professional qualifications, licenses, and/or permits necessary to perform the job duties set out in the Contract and that the Employee will maintain such qualifications, licenses, and/or permits throughout the term of the Contract;

(e)	that all information and data the Employee provided to the Company during the recruitment process and/or will provide at any point during the term of employment, including but not limited to any information and data, e.g., the Employee own personal particulars, education, qualifications, work experience and other relevant details, stated on the Employee’s resume or provided during interviews with the Company, are true and correct, and at the request of the Company, the Employee shall provide original copies of documents related to the Employee’s recruitment or qualifications;

(f)	that the Employee consents to reasonable third party or Company investigations of the Employee’s background and qualifications both prior to the Commencement Date and during the Contract term as may be necessary. and that the Employee will cooperate with such investigations;

(g)	that on or before the Commencement Date, the Employee will provide or already has provided the Company with a document signed by the Employee’s previous employer as proof that the Employee’s previous employment relationship has been terminated or has ended; and

(h)	that the Employee is in good health as of the Commencement Date and, if requested by the Company, prior to the Commencement Date, the Employee will submit to a medical examination at a hospital/clinic designated by the Company. The results of such medical examination shall be available to the Company, satisfy the reasonable and legal requirements of the Company and be consistent with the Employee’s representation of good health.

4.2.	The Company has entered into this Contract in reliance of the representations made by the Employee. If the Employee is found having violated any of the representations, warranties and undertakings under the items (b), (d) or (e) of Article 4.1, the Employee will be considered to have used deception to cause this Contract to be concluded, and the Company will thus be entitled to terminate this Contract immediately, having relied upon those representations.

5.	WORK CONDITIONS, WORKING HOURS AND LEAVE

5.1.	The Company will provide the Employee with work conditions, labour protection, and protection against occupational hazards that conform to PRC laws and regulations.

5.2.	The Employee will be entitled to fifteen (15) days annual leave, plus all national holidays in the PRC in each calendar year. Annual leave entitlement will be prorated in accordance with actual working period in such calendar year. The Employee shall take the whole of his/her annual leave entitlement in respect of a calendar year within such calendar year. If this is not possible due to working reasons, the Employee may, with the written approval of his/her immediate supervisor or the legal representative of the Company, take deferred annual leave in the following calendar year.

5.3.	The Employee is subject to standard working hours system. Standard working hours during the workdays are from 9:00 am to 6:00 pm, Monday to Friday, and the lunch break is one (1) hour per day. The Company’s hours of work shall not exceed eight (8) hours per day or forty-four (44) hours per week. The Employee shall devote sufficient time to his/her work and finish all his/her work properly and promptly.

If the Employee’s position has already been approved to work under a working hours system different from the standard working hours system or if the Company in the future obtains such approval, the Employee hereby agrees to automatically be subject to that alternative working hours system. The Employee hereby agrees to provide any assistance necessary for and fully cooperate with the Company in its application for the Employee to work under the alternative working hours system. If no such approval is obtained, the Employee shall work overtime only if the Employee is so instructed by the supervising manager or the Employee obtains written approval from the supervising manager to work ove1iime.

5.4.	If the Employee needs more than three (3) day’s leave because of illness or a non-work related injury, the Employee must provide the Company with a written note, letter, certificate or other form of written documentation from a qualified licensed doctor of a public hospital as evidence of the Employee’s non-work-related illness or injury.

The Company has the right to require the Employee to provide any other reasonable relevant supporting medical documents (such as medical records, hospital registration, receipts, and invoices) or to undergo a second medical check with another hospital designated by the Company at the expense of the Company (and the Company can designate a HR personnel or another member of the Company to accompany the Employee to go through the second medical check). In case of discrepancy, the written note, letter, certificate or other type of written documentation from the Company-appointed hospital shall serve as the final evidence of the Employee’s non-work-related illness or injury. If the Employee fails to provide such written evidence to the Company or refuses to submit to a medical examination by a Company appointed hospital or refuses to be accompanied by a colleague to conduct the second medical check, any leave taken will not be recognized by the Company and will be .considered an unexcused leave of absence, for which the Company will deduct from the Employee’s monthly base pay an amount proportional to the unexcused leave taken, or deducted from the Employee’s annual leave entitlement and, if the annual leave entitlement for the year has already been completely used, then a proportional deduction will be made from the Employee’s monthly base pay.

5.5.	During the statutory medical treatment period, the Employee’s sick leave pay shall be paid at the minimum rate allowed under applicable laws and regulations, unless the Company’s rules and regulations provide otherwise.

6.	PERSONAL CONDUCT, BEHAVIOR AND DISCIPLINE

6.1.	The Employee hereby confirms receipt of a copy of the Company’s applicable rules and policies. If the Employee has not received a copy of such rules and policies then the Employee shall immediately obtain a copy from the Company’s Human Resources department.

6.2.	The Employee agrees to observe and comply with all rules, regulations, trade clearance policy, procedural practices and arrangements of the Company (specified in the Employee Handbook) and in other labor rules and regulations of the Company (collectively, the “Employee Rules”) as they may be amended (whether by way of internal memorandum or otherwise) from time to time. The Employee shall be required to sign acknowledgement of the terms and conditions in the Employee Handbook and Employee Rules on the Commencement Date or (if the Employee Handbook and/or Employee Rules are not in existence on the Commencement Date) on the date of adoption by Company of its initial Employee Handbook and Employee Rules. The Company may reward and discipline the Employee in accordance with such rules and regulations. This Contract (including its Exhibits), the Employee Handbook and Employee Rules contain terms and conditions of the whole agreement between the Employee and the Company relating to the Employee’s employment with the Company. Where there is any inconsistency between the terms of the Employee Handbook or Employee Rules and this Contract, the terms of this Contract shall prevail.

6.3.	The Company retains the right to formulate, change, modify, suspend, interpret or cancel, through statutory procedures, in whole or in part, the provisions of the Employee Handbook or Employee Rules.

6.4.	The Employee must faithfully and fully implement instructions or resolutions from supervisors, the board of directors of the Company and/or the parent company of the Company.

6.5.	During the term of employment, the Employee shall not engage in any business for the Employee’s own account or on the account of third parties (including but not limited to any business competitor of the Company and/or any of its affiliates) and shall not accept any position in any private or public organizations without the written consent of the Company; and likewise the Employee agrees to devote the whole of the Employee’s time and attention during normal working hours and at such other times as are reasonably necessary to the service of the Company. The Employee may not sit on any board of directors, or be a director of any public company without prior approval from the Company. The Employee may not have any outside interests which could compromise the Company in any way, or would impair or impact on the Employee’s work performance. The Employee shall abide by the Company’s conflict of interest policy at all times during employment.

6.6.	The Employee agrees to make every effort to maintain and protect the reputation of the Company, its related entities and their businesses, products, directors, officers, employees, and agents. The Employee hereby agrees not to disparage or make any defamatory statements either verbally or in writing to the media, in a public forum including in all forms of social media not limited to social networking sites, all other internet postings including blogs about the Company and its related entities or their businesses, products, directors, officers, employees, and agents (or persons representing them in their official capacity) or engage in any activities that could be anticipated to harm or result in any damage to the Company’s or its related entities’ reputation, operations, or relationships with current or prospective customers, suppliers or employees and will not encourage, instruct, induce or assist any other person to do so.

6.7.	The Employee agrees to comply with all applicable laws, regulations, and governmental orders of China (as well as any laws, regulations, or governmental orders of the United States of America with extra-territorial application, including but not limited to the Foreign Corrupt Practices Act), now or hereafter in effect, relating to the Employee’s employment by the Company. Without limiting the generality of the foregoing, the Employee represents and warrants that the Employee has not, and shall not at any time during the Employee’s employment with the Company, pay, give, or offer or promise to pay or give. any money or any other thing of value. directly or indirectly, to, or for the benefit of: (i) any government official. political party. candidate for political office or public international organization; or (ii) any other person, firm, corporation or other entity, with knowledge that some or all of that money or other thing of value will be paid, given, offered or promised to a government official, political party, candidate for political office, or public international organization, for the purpose of obtaining or retaining any business, or to obtain any other unfair advantage, in connection with the Company’s business.

6.8.	The Employee acknowledges that the Company’s products, and all technical data pertaining to those products, may be subject to export controls under the laws and regulations of China, and the United States of America. During the employment with the Company. the Employee shall comply strictly with all such export controls, and, without limiting the generality of this clause, the Employee shall not export, re-export, transfer or divert any of the Company products, and technical data pertaining to such Company products, or any direct product thereof to any destination, end-use or end-user that is prohibited or restricted under United States export control laws and regulations, except as specifically authorized by the United States Department of Commerce. The obligations under this clause shall survive the expiration or termination of this Contract.

6.9.	If the Employee violates any provision under Articles 6.2, 6.4, 6.5, 6.6, 6.7 and 6.8, the Employee will be considered to have seriously violated the Company’s rules and regulations, and the Company will be entitled to terminate this Contract immediately without severance. In addition, the Employee shall compensate the Company for the losses incurred by it due to the Employee’s violation of Article 6.

7.	TERMINATION OF THE CONTRACT

7.1.	The Company may terminate the Contract on any ground and in any circumstance allowable under the law, and shall provide prior notice or pay in lieu of notice to the Employee if and as required under the law.

7.2.	During the probationary period, if the Employee fails to fulfil the necessary conditions of employment listed in Article 1.3 hereof, the Employee will be considered “to have been proved during the probationary period not to meet the conditions for employment.” Under such a circumstance, the Company shall have the right to terminate this Contract without prior notice, and without payment of severance.

7.3.	The Company may terminate the Contract if the Employee needs to convalesce after suffering a non-work-related illness or injury and, at the end of the Employee’s statutory medical treatment period, cannot engage in the Employee’s original work or in other suitable work arranged by the Company. The Company is under no obligation to create a new job position for the Employee in this situation. During the medical treatment period, the Company has the right to hire another individual to fulfil the Employee’s job duties. The Company reserves the right to assign the Employee to a suitable and available alternative position upon the Employee’s return, should the Employee’s original job position have been filled by other Company employees or otherwise. If the Employee is not able to return to the Employee’s work or no suitable alternative position is available after the expiration of the statutory medical treatment period, then the Employee will be considered as “being unable to engage in the Employee’s original work or in other work arranged by the employer”.

7.4.	The Company may terminate the Contract in accordance with the law if the Employee is “incompetent” (meaning that the Employee (i) is unable to fulfill the Employee’s duties or performance goals as set out in the Contract, in other agreements between the Parties, in board of directors resolutions or management plans, or in relevant Company policies strictly in accordance with the management’s instructions, and/or (ii) is unable to fulfill the Employee’s duties at the level generally expected of Company employees in a similar job or persons employed from outside to perform a similar type of work), and “remains incompetent” after undergoing the usual training for the Employee’s assigned position (such training may consist placing the Employee on a performance improvement plan) or after assignment to another post (which need not carry responsibilities, a grade or a pay level equivalent to those of the original post) within the Company. In addition, if the Employee is “incompetent” but refuses or fails to participate in any performance improvement plan arranged for the Employee, or job adjustment provided by the Company, the Employee will be deemed to “remain incompetent”, and the Company may terminate this Contract in accordance with the law.

7.5.	If there is a major change in the objective circumstances upon which this Contract is concluded causing the Contract to no longer be performable as originally intended, then, to make the Contract performable, the Company may in its discretion offer the Employee either: (a) an existing alternative job (if an appropriate alternative job is available which may be at a different level of seniority and/or pay); or (b) putting the Employee on leave of absence and paying a basic living allowance (instead of full salary), which will be equal to the statutory local minimum wage in the location where the Contract is performed. If the Employee refuses the aforesaid offer or docs not respond within fifteen 15 calendar days after receipt of the offer, then the Parties will be deemed to have failed to reach an agreement on amending the Contract to make it performable, and the Company may terminate this Contract.

Major changes in objective circumstances shall include but are not limited to the Company undergoing reorganization or restructuring (including but not limited to the elimination of job functions or positions), or experiencing production and operational difficulties that genuinely necessitate staff reduction, relocation, asset transfer, merger through absorption or closure of departments or offices.

7.6.	The Company reserves the right to require the Employee not to attend work or engage in any of the Employee’s duties of employment at any point during this Contract, including during any notice period, and may suspend the Employee during any investigation for breach of discipline or violation of the law. During any period where the Employee is instructed not to attend work, the Employee shall be deemed to have first been put on annual leave. The Employee will only receive base pay (as stated in Article 3.1 of this Contract) and statutory benefits during any period of leave; all other additional compensation and benefits including but not limited to any bonus and commission will not accrue in relation to the leave period.

7.7.	The Employee is required to provide at least thirty (30) days’ prior written notice to resign from the Employee’s position with the Company. The Company has the right to withhold issuing proof of termination and/or undertaking any other termination procedures until the full notice period has been completed. The Company may waive the Employee’s notice period if requested or if otherwise deemed necessary. Any waiver will be at the discretion of the Company.

7.8.	The Employee agrees that, at the time of leaving the employment of the Company for whatever reason, the Employee will deliver to the person designated by the Company (and will not keep in the Employee’s possession, custody or control or deliver to anyone else) all Company property, including but not limited to any and all Company chops (including without limitation the Company’s official chop, contract chop, financial chop, and any other chops belonging to the Company or any affiliated or related entity of the Company), Company-provided computer and/or laptop, car, cell phone, blackberry, and other devices, keys, badges, Company bank cards, cash advances, contracts, records, data, notes, reports, proposals, lists, correspondence, business information, client information, specifications, drawings, blueprints, sketches, inventions, copyrightable works, materials, equipment and any other documents or property belonging to the Company, its successors or assignees or their clients, customers or licensees and all reproductions or summaries of any of the aforementioned items in whatever format, whether or not they contain confidential information. The above items must be returned in a state acceptable to the Company, without damage or deletion of content. The Employee agrees that all of the foregoing, except for third party information, will remain the Company’s property at all times. Payment of the severance (if any) is expressly conditioned on the return of all Company property in acceptable form and completion of the handover procedure, and the Company reserves the right to deduct the value of any and all such unreturned or damaged Company property from any payment (such as settlement payment) payable to the Employee to the extent allowed by law.

8.	LIABILITY FOR BREACH OF CONTRACT AND COMPENSATION

8.1.	If either Party breaches the Contract, thereby causing the other Party to suffer damage, the Party in breach will be liable to pay compensation to the non-breaching Party for such damage.

8.2.	To the extent permitted by law, the Company reserves the right to deduct from the Employee’s pay an amount equivalent to the damages suffered by the Company as a result of the Employee’s breach of: (i) this Contract; (ii) any of the Company’s rules, regulations, or policies; or (iii) any instructions from the management of the Company and/or the resolutions of the board of directors of the Company, as well as any other action of the Employee that causes the Company to suffer direct monetary damages or loss.

9.	PROTECTION OF INFORMATION AND INTELLECTUAL PROPERTY

9.1.	As a condition of employment by the Company, the Employee shall enter into a Confidentiality, Inventions Assignment, Non-Competition and Non-Solicitation Agreement in the form attached to this Contract as Annex B with the Company on the same date as this Contract.

10.	MISCELLANEOUS PROVISIONS

10.1.	The Employee consents that the Company shall electronically and manually hold and process any data it collects, stores or processes which relates to the Employee, in the course of his/her employment and during the course of any non-compete period, for the purposes of the administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations. It may also be necessary for the Company to forward such data to other offices they may have within or outside the PRC, including but not limited to the USA, where such data shall be stored and/or processed by the received offices, and the Employee consents to them of doing so as may be necessary from time to time.

10.2.	This Contract shall come into effect when it is signed by the parties and after all of the following conditions have been satisfied or waived at the sole discretion of the Company:

(a)	the Employee has promised that he/she is at liberty to take up employment with the Company and perform all the obligations set out in this Contract without limitation and without breaching any obligations or duties which he/she owes to a third party;

(b)	the Employee has obtained all necessary regulatory registrations. filings on and/or approvals for the performance of his/her duties with the Company. such as the PRC work permit, the official termination letter issued by the former employer(s) etc.

10.3.	By signing this Contract, the Employee hereby acknowledges that the Company has truthfully informed the Employee as to the content of the work, working conditions, place of work, occupational hazards, safety conditions, and salary compensation.

10.4.	The Employee acknowledges and agrees both prior to and during the Employee’s employment with the Company. to the collection, maintenance, use and transfer of the Employee’s personal information by the Company for human resources management, background checks, investigations, and other legitimate employment/business related purposes within and outside of the PRC. Specifically, and in addition to the foregoing, the Employee acknowledges and agrees that the Company may transfer the Employee’s personal information to its affiliated companies or vendors inside and outside the PRC for employee benefits processing and other human resources management related purposes. Personal data will be collected only for lawful and relevant purposes and all practicable steps will be taken to ensure that personal data held by the Company is accurate. If there is any change in the Employee’s personal information collected by the Company, the Employee is responsible to report such changes to the Company in a timely manner. The Company will take all practicable steps to ensure the security of the personal data and to avoid unauthorized or accidental access, or other use.

10.5.	The contents of the Company’s IT resources and communications systems are Company property. Therefore, employees should have no expectation of privacy in any message, files, data, document, facsimile, telephone conversation, social media post conversation or message, or any other kind of information or communications transmitted to, received or printed from, or stored or recorded on Company electronic information and communications systems. The Company reserves the right to monitor, intercept and review, without further notice, employee activities using Company IT resources and communications systems and the Employee acknowledges and consents to such monitoring by the Employee’s use of such resources and systems.

10.6.	Both Parties hereby acknowledge and agree that any written notice served on the other Party, either in person or posted to the Party’s address as specified in the header of this Contract (unless a Party has notified the other Party in writing of a change in address, in which case notice should be served to such Party at the last updated address), shall be deemed as valid and effective notice. Notice served in person shall be deemed effective on the clay of delivery; and notice served by post shall be deemed effective on the day following the posting. Notice may also be effectively served through e-mail or other electronic messaging system, and will be deemed as effectively served on the day of transmission. Employee notice to the Company should be addressed to Human Resources.

10.7.	Except as otherwise provided herein, any amendment to the terms of this Contract shall be made in writing and must have the agreement of both Parties. In the event that any term hereof conflicts with the rules and regulations of the Company, this Contract will prevail. Any matters that have not been addressed in the Contract will be handled in accordance with the rules and regulations of the Company.

10.8.	This Contract is the entire agreement between the Parties and supersedes any and all prior oral and written agreements between the Parties, except as may be specified herein.

10.9.	If any Article or portion of any Article of this Contract should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of the remainder of this Contract.

10.10.	Any waiver by the Company of a breach of any provision of the Contract by the Employee shall not operate or be construed as a waiver by the Company of any subsequent breach of such provision or any other provision hereof.

10.11.	This Contract shall be governed by PRC law. In the event that an employment dispute arises between the Employee and the Company, the Parties will first try to resolve the dispute through consultation, and if this fails, either Party may submit the dispute to the exclusive jurisdiction of the local employment dispute arbitration tribunal proximate to the Company’s registered address, and if either Party is not satisfied with the arbitration decision, such Party may submit the dispute to the people’s court proximate to the Company’s registered address. Notwithstanding the foregoing, the Parties agree that in certain cases, where permissible by law, either Party may submit a claim directly to the exclusive jurisdiction of the court proximate to the Company’s registered address.

10.12.	This Contract is executed in the English and Chinese languages. Both language versions shall be equally valid.

10.13.	This Contract shall become effective and binding on the latest date signed below.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Contract on the date first set forth above.

The Company

For and on behalf of Shanghai ShouTi Biotechnology Co., Ltd. (chop)

/s/ Raymond Stevens
Signature

Raymond Stevens
Name

Legal Representative
Title

The Employee

/s/ Xichen Lin
Signature

Xichen Lin
Name

ANNEX A

JOB DESCRIPTION

AND

CONDITIONS OF EMPLOYMENT

1.	Perform duties that are normally associated with the Employee’s position of President and General Manager.

2.	Perform any other duties the Employee may be instructed to carry out by the Company from time to time that are reasonably within the scope of the Employee’s job position and work capabilities.

ANNEX B

CONFIDENTIALITY, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

CONFIDENTIALITY, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY, INVENTIONS ASSIGNMENT, NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of July 22, 2019 (“Effective Date”), by and between Shanghai ShouTi Biotechnology Co., Ltd. (the “Company”), a limited liability company organized and existing under the laws of People’s Republic of China (“China” or the “PRC”), and the undersigned individual (the “Employee”). Unless the context otherwise requires, the term “Company” in this Agreement shall also include all subsidiary, parent or related corporations of the Company.

AGREEMENT

The Employee acknowledges that the Employee’s employment by the Company creates a relationship of confidence and trust between the Employee and the Company with respect to all Confidential Information (as defined below) of the Company.

In consideration and as a condition of the Employee’s employment by the Company, the compensation paid to and the benefits received by the Employee, the sufficiency of which is hereby acknowledged, the Employee is hereby agrees as follows:

1.	Confidential Information

(a)	Confidentiality. Except as herein provided, the Employee agrees that during the term of his or her employment with the Company and thereafter, he or she (i) shall keep Confidential Information (as defined below) in confidence and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information without the Company’s prior written consent; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board of Directors, officers or supervisors of the Company from time to time regarding Confidential Information. “Confidential Information” includes, but is not limited to, inventions (as defined in Section 3(b) below), trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that the Employee may produce, obtain or otherwise acquire or have access to during the course of his or her employment by the Company (whether before or after the date of this Agreement), including but not limited to: business plans, records, and affairs; customer files and lists; special customer matters; sales practices; methods and techniques; merchandising concepts, strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; selective personnel matters; inventions; developments; product specifications; procedures; pricing information; intellectual property; know-how; technical data; software programs; algorithms; operations and production costs; processes; designs; formulas; ideas; plans; devices; materials; and other similar matters which are confidential. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company. The Employee agrees that the Company is not obligated to pay any compensation for any of his obligations under this Section 1.

(b)	Limitation. The Employee shall have no obligation under this Agreement to maintain in confidence any information (i) that is in the public domain at the time of disclosure, (ii) that used to be Confidential Information, but subsequently enters the public domain other than by breach of the Employee’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations, or (iii) that is shown by documentary evidence to have been known by the Employee prior to disclosure to the Employee by the Company.

(c)	Former Employer Information. The Employee agrees that he or she has not and will not, during the term of his or her employment, (i) improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which the Employee has an agreement or duty to keep in confidence information acquired by the Employee, if any, or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. The Employee will indemnify the Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorneys’ fees and costs of suit, arising out of or in connection with any violation of the foregoing.

(d)	Third Party Information. The Employee recognizes that the Company may have received, and in the future may receive, from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee agrees that the Employee owes the Company and such third parties, during the Employee’s employment by the Company and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or firm and to use it in a manner consistent with, and for the limited purposes permitted by, the Company’s agreement with such third party.

(e)	Conflicting Activities. While employed by the Company, the Employee will not work as an employee or consultant of any other organization or engage in any other activities which conflict with the obligations to the Company, without the express prior written approval of the Company.

2.	Return of Confidential Material

In the event of the Employee’s termination of employment with Company for any reason whatsoever, the Employee agrees promptly to surrender and deliver to Company all records, materials, equipment, drawings, documents and data of any nature pertaining to any Confidential Information or to his or her employment, and the Employee will not retain or take with him or her any tangible materials or electronically stored data, containing or pertaining to any Confidential Information that the Employee may produce, acquire or obtain access to during the course of his or her employment.

3.	Inventions

(a)	Inventions Retained and Licensed. The Employee has attached hereto, as Exhibit 1, a list describing all inventions, discoveries, ideas, original works of authorship, development, improvements, technical methods, know-how, and trade secrets which were made by the Employee prior to his employment with the Company (collectively referred to as “Prior Inventions”), which belong to the Employee, relate to the Company’s proposed business, products or research and development, and are not assigned to the Company hereunder. Or if no such list is attached, the Employee represents that there are no such Prior Inventions. If in the course of the Employee’s employment with the Company, the Employee incorporates into a Company product, process, or machine a Prior Invention owned by the Employee or in which the Employee has an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process, or machine.

(b)	Assignment of Inventions. The Employee hereby acknowledges and agrees that the Company shall have a complete, absolute and exclusive right, title, and interest in and for any and all inventions, discoveries, ideas, designs, copyrightable works, original works of authorship, developments, improvements, concepts, technical methods, know-how, trade secrets, and other productions or items containing intellectual properties of any nature, whether or not patentable or otherwise registrable under the laws of any countries, and whether or not reduced to practice, made or conceived by the Employee, whether solely by the Employee or jointly with others, (a) during the period of the Employee’s employment with the Company, (i) that relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company, its affiliates or subsidiaries, or (ii) that are developed in whole or in part on the Company’s time or using the Company’s equipment, supplies, facilities or Confidential Information, or (iii) that result from or are suggested by any task assigned to the Employee or any work performed by the Employee for or on behalf of the Company, its affiliates or subsidiaries, or within the scope of the Employee’s duties and responsibilities with the Company, its affiliates or subsidiaries, and (b) within three (3) year after termination of the Employee’s employment with the Company that are related to any of the Employee’s activities during the term of the Employee’s employment with the Company (collectively referred to as “Inventions”). In the event that the Employee has any right or title to or interest in any Inventions, the Employee hereby assigns such right, title or interest to the Company. In the event that the Employee cannot assign any right or title to or interest in any Inventions to the Company, he/her hereby grants the Company an exclusive, royalty-free, assignable, irrevocable and worldwide license (including the right to sublicense through multilayered sublicensing) to exercise such right, title and interest that the Employee cannot assign to the Company. If the Employee can neither assign nor license to the Company any right, title or interest he/she may have to or in any Inventions, the Employee hereby irrevocably waives his right to assert and agrees that he/she will never assert any claims against the Company or any Company’s successor with respect to such right, title or interest that the Employee can neither assign nor license to the Company. The Employee hereby waives any moral rights to which he/she may have to the Inventions.

(c)	Disclosure of Inventions and Records. The Employee agrees that in connection with any Invention, (i) the Employee shall promptly disclose such Invention in writing to his immediate supervisor at the Company (which disclosure shall be received in confidence by the Company), with a copy to the Chief Executive Officer of the Company, regardless of whether the Employee believes the Invention is protected by the PRC Patent Law, the PRC Copyright Law or any other laws and regulations, in order to permit the Company to claim rights to which it may be entitled under this Agreement; and (ii) the Employee shall, at the Company’s request, promptly execute a written assignment of the title in relation to any Invention to the Company, and the Employee will preserve any such Invention as Confidential Information of the Company. The Employee agrees to keep and maintain adequate and current written records of all Inventions and sign his name thereon during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format or manner, which may be specified by the Company from time to time. The records will be available to and remain the exclusive and sole property of the Company at all times.

(d)	Patent and Copyright Registrations. The Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyright, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Employee further agrees that his obligation to execute or cause to be executed. when it is in his power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is pursuing any application for any PRC or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and on the Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by the Employee.

(e)	Reward, Remuneration and Other Rights. The Employee hereby agrees that the Company will reward him/her for his Inventions in accordance with the policies of the Company on rewards for employee inventions. The Company will pay reward to the Employee within three (3) months from the date of patent issue, of which the reward for an invention patent amounts to RMB3,000 and the rewards for a utility model patent or a design patent amounts to RMB1,000. The Company will pay one-time remuneration to the Employee within six (6) months from the date of patent issue, of which the remuneration for an invention patent or a utility model patent amounts to RMB3,000 and the remuneration for a design patent amounts to RMB1,000, unless otherwise agreed in writing by and between the Company and the Employee. The Employee understands that such reward, remuneration, as well as the salary and other compensation the Company pays in accordance with his Employment Contract with the Company constitute all the reward and remuneration the Employee is entitled to for the Inventions (including but not limited to the “reward” and “reasonable remuneration” set forth in Article 16 of the PRC Patent Law). The Employee hereby irrevocably waives any claim against the Company for any other reward or remuneration for any Inventions, regardless of whether the Company implements or licenses such Inventions or whether the Company makes any profit or receives any royalty payment or license fees from such Inventions. The Employee hereby also irrevocably waives any residual rights (including but not limited to the right of first refusal under the PRC Contract Law) to the Inventions that the Employee may have when the Company sells, transfers or otherwise disposes of the Inventions.

4.	Non-Competition Obligation

In consideration of the receipt by the Employee of Confidential Information and that the work of the Employee involves commercial secrets of the Company, the Employee agrees to perform the obligations set forth in this Clause, which obligations the Employee recognizes are applicable to the Employee under the applicable laws and regulations (including without limitation the Employment contract Law of the People’s Republic of China). The Employee agrees that during his employment with the Company, he/she will not engage directly or indirectly, whether as an employee, consultant, or in any other capacity, in any other business (including the Employee’s own business), which involves the development, management, or sale of technologies or products that are the same as or similar to those developed, managed, or sold by the Company or in any other business that involves any services the same as or similar to those provided by the Company.

The Employee further agrees not to, in the capacity of employee, advisor or otherwise, directly or indirectly participate in the development, operation or sale of any technology or products or business (including his own business) identical or similar to the technology or products the Employee develops, operates or sells before leaving his office or be engaged in other services identical or similar to the services the Employee actually provides before leaving his office within two (2) years after the release or termination of the employment between the Employee and the Company (the “Non-Compete Period”). During the Non-Compete Period, the Employee shall continue to perform the non-compete obligations hereunder, and the Company agrees to pay compensations to the Employees on a monthly basis in an amount equal to thirty percent (30%) of the average monthly salary of the Employee in the twelve-month period immediately prior to the termination of his employment on the tenth (10th) clay of the next calendar month. If the Employee has only been employed by the Company for less than a year, then the average monthly salary of the Employee shall be calculated by the actual length of his/her employment. The Company may withhold individual income tax for the Employee if required by the applicable laws and regulations. The Employee agrees that the compensation is sufficient and reasonable. Notwithstanding the foregoing, the Employee hereby agrees that the Company shall have the right to decide in its sole discretion to exempt the Employee from the non-compete obligations at any time and pay compensation for any elapsed non-compete period to the Employee as required by law, and the Company will not pay any additional consideration for such obligations for the remainder of the period. After termination of the employment but before the Company making the payment of the compensation, the Employee shall provide the Company with the letter of employment issued by the new employer (including the new employer’s contact details and the statements of the social insurance payment) or the original copy of an valid un-employment certificate issued by the local labour and social insurance department which has jurisdiction over the Employee’s registered domicile, valid postal address, telephone number and the bank account number of the Employee to receive the economic compensation. If the Employee changes his/her employer, the Employee shall provide the Company the supporting documentary evidence of the new employer. If the Employee fails to provide the aforesaid documents, the Company is entitled to suspend the payment of the economic compensation to the Employee without releasing the Employee’s duty of non-competition.

5.	Non-solicitation Obligation

The Employee agrees that during his employment with the Company and for three (3) years following termination of his employment for any reason, he or she will not either for the Employee himself/herself or for any other person or entity (i) directly or indirectly, or attempt to solicit, induce, recruit or encourage any of the Company’s employees to leave their employment, or take away such employees; or (ii) directly or indirectly solicit the business of any client or customer of the Company (other than on behalf of the Company), or directly or indirectly induce or influence the client or customer of the Company for them to restrict or cancel the business relationship with the Company. The Employee hereby agrees that the Company is not obligated to pay additional consideration for this non-solicitation obligation.

6.	Remedies for Violation

The Employee hereby acknowledges that the Employee’s obligations set forth in this Agreement are reasonable and necessary to protect the legitimate interests of the Company. In the event that the Employee breaches the obligations of confidentiality and non-competition under this Agreement, the Employee agrees that he/she shall compensate the Company for any damages the Company suffers as a result of the Employee’s breach. The Employee acknowledges that any violation of this Agreement will cause substantial and irreparable harm to the Company so that monetary damages alone would not be an adequate remedy for such violation. Therefore, if the Company reasonably believes that any actual or threatened breach of this Agreement has taken place or will take place, the Company is entitled to, in addition to any other remedies it may have, injunctive or any other equitable relief to enforce this Agreement.

7.	Effectiveness of Agreement

In the event it is determined by a court of competent jurisdiction or a duly empanelled arbitral tribunal that any provision of this Agreement is unenforceable by reason of its extending for too great a period of time, over too large a geographic area, or over too great a range of activities, then such provision should be interpreted to extend over only the maximum period of time, geographic area, or range of activities as to which it may be enforceable.

8.	Notification of New Employer

In the event that the Employee leaves the Company’s employ, the Employee hereby agrees and promises that he/she will, and agrees that the Company can, notify the Employee’s new employer of the Employee’s rights and obligations under this Agreement.

9.	Representations

The Employee agrees to execute any proper oath or verify any proper document required to carry out or evidence compliance with the terms of this Agreement. The Employee represents that his or her performance of all the terms of this Agreement, and as an employee of the Company, will not breach any agreement to keep in confidence proprietary information acquired by the Employee in confidence or in trust prior to the Employee’s retention by the Company. The Employee has not entered into, and the Employee agrees that he or she will not enter into, any oral or written agreement in conflict with this Agreement.

10.	Dispute Resolution

Any claim, controversy or dispute arising from the execution of, or in connection with, this Agreement shall be submitted to a competent People’s Court in the place where the Company is formed, unless otherwise required by the applicable laws or regulations.

11.	Governing Law

This Agreement will be governed by the laws of the PRC.

12.	Entire Agreement

This Agreement sets forth the entire agreement and understanding between the Company and the Employee relating to the subject matter herein and merges all prior discussions and agreements between the parties with respect that subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties. Any subsequent change(s) in the Employee’s duties, salary or compensation will not affect the validity or scope of this Agreement.

13.	Severability

If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

14.	Successors and Assigns

This Agreement will be binding upon the Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.

15.	Counterparts

This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one and the same instrument.

[Signatures page follows]

IN WITNESS WHEREOF, the Company and the Employee have caused this Agreement to be executed on the date first written above in two (2) originals.

(Shanghai ShouTi Biotechnology Co., Ltd.)

(Signature):	/s/ Raymond Stevens

(Name):	Raymond Stevens

(Title):	Legal Representative

(Signature):	/s/ Xichen Lin

(Name):	Xichen Lin

EXHIBIT 1

LIST OF PRIOR INVENTIONS AND ORIGINAL WORKS OF AUTHORSHIP

(Title)	(Date)	(Identifying Number or Brief Description)